The New Germany Fund, Inc.

April 12, 2005

Dear Stockholders:

        The Independent Directors of your Fund are writing you this letter to respond to misleading public criticisms of the Board of Directors from a dissident stockholder. As you may be aware, Opportunity Partners, L.P., which is controlled by Mr. Phillip Goldstein, has announced its intention to solicit proxies against the nominees of your Board of Directors at the upcoming Annual Meeting of Stockholders. Opportunity Partners has also submitted a proposal that stockholders of the Fund “be afforded an opportunity to realize net asset value for their shares as soon as practicable.”

        Your Fund has experienced strong performance in recent years. The Fund’s total return in 2004 was 24.44% based on net asset value (NAV) and 30.50% based on the market price of Fund shares. In 2003, it was 93.07% based on NAV and 102.42% based on market price. Despite this strong performance, Mr. Goldstein and his associates are attempting to mislead, for their own self-serving purposes, the Fund’s stockholders about the Fund’s discount, closed-end structure and Board of Directors. If Mr. Goldstein’s efforts are successful, Mr. Goldstein and his associates will likely take steps to either open-end or liquidate the Fund, which will allow short-term arbitragers, such as Mr. Goldstein, to gain while depriving long-term investors of their future investment opportunities. The Board urges the stockholders not to support Opportunity Partners’ proposals.

Opportunity Partners’ Proposals

        Your Board strongly believes that Opportunity Partners’ proposals are not in the best interest of the Fund and its stockholders.

        Nominees. Your Board’s nominees for re-election as Directors are far better qualified and meet the director qualification requirements in the Fund’s Bylaws, which require experience in business, investment, economic or political matters of Germany. In addition, your Board’s nominees will better serve the interests of all stockholders. In contrast, Mr. Goldstein has conceded his intended nominees are not qualified to serve as directors under the Fund’s Bylaws. As such, his nominees may not serve as directors of the Fund.

        Realizing NAV. While recognizing that the discount is a widely prevalent attribute of closed-end funds, your Board continues to believe that your Fund’s closed-end format, given its focus on German small and mid-cap stocks with limited liquidity, is one of its essential features and that it is in the best interest of its long-term stockholders to remain a closed-end fund. A short-term stockholder in a hypothetical liquidation of the Fund on January 1, 2003 would have made a modest one-time gain equal to the discount ($0.98, assuming no expenses). However, a long-term stockholder who instead held those shares would have seen a total appreciation of his or her investment by 166% through stock price appreciation and dividends totaling $5.89 per share at March 31, 2005. Your Board believes that potential for superior long-term gain is what the majority of stockholders want.

        Therefore, because Opportunity Partners’ proposal will benefit only short-term arbitragers, your Board recommends that you vote against it. We explain our rationale in greater detail below.

Goldstein’s Statements vs. the Facts

            Mr. Goldstein and his associates are attempting to mislead, for their own self-serving purposes, the Fund’s stockholders about your Fund’s discount, closed-end structure and Board of Directors. First, Mr. Goldstein and his associates pretend that a discount deprives stockholders of value and that in order to capture that value your Fund must convert to an open-end fund or liquidate (either quickly or through a series of tender offers). Second, in recent public statements Mr. Goldstein has suggested that your Board of Directors is not acting in the interests of stockholders.

            This is simply not the case. Here are the facts:

o	your Board recently declined a request from Mr. Goldstein to waive the long-standing director qualification requirements in your Fund’s Bylaws because your Board strongly believes that the interests of the Fund and the stockholders are best served when its directors have experience in matters relevant to the Fund’s investment business. The minimum qualifications in the Bylaws are keyed to experience in business, investment, economic or political matters of Germany, and not to the “agenda” of a particular nominee.

o	your Board recently declined an invitation from Mr. Goldstein to open-end the Fund or effect a tender offer or large share repurchase because the Board believes that such actions do not serve the long-term interests of the Fund’s stockholders. Your Board believes that the closed-end format is well-suited for the longer term value function of your Fund because of its investment objective, as proven by its superior performance in recent years. In addition, tender offers deplete the Fund’s capital, allow short-term arbitragers to profit, raise the Fund’s expense ratio for long-term investors and have no long-term effect on the discount. Repeated tender offers result in liquidation. While your Board will listen to the will of the majority, your Board believes that a vocal minority should not dictate the interests of the Fund’s long-term stockholders.

o	although Mr. Goldstein claims that the stockholders last year approved his non-binding proposal to open-end the Fund or take similar actions to enable stockholders to realize NAV, his proposal received a favorable vote from the holders of only 27% of your Fund’s outstanding shares. The holders of the majority (55%) of the Fund’s outstanding shares did not even vote on the proposal, and 17% voted against it. Any characterization of the vote as sending an important message about wishes from a true majority of stockholders is just wrong.

Your Fund’s Structure and Discount

        While your Board recognizes that your Fund’s shares have traded at a discount to their NAV, your Board believes there may be some misunderstanding about the market discount of your Fund and other closed-end funds. Discounts are widely prevalent in closed-end funds. Shares of closed-end funds, such as your Fund, trade on the New York Stock Exchange like those of IBM or any other public company, and market forces drive share price movements. In addition, the discount is a function of the NAV and market price, each of which may be influenced by different factors. In contrast, traditional open-end mutual funds do not trade on a stock exchange, and must maintain liquidity reserves in order to provide for stockholder liquidity by standing ready to buy back shares each day at NAV. As a result, open-end funds usually limit their primary investments to those with an active trading market, which constrains investment flexibility. Also, open-end funds generally hold higher cash reserves in order to meet their requirement to buy back shares. This uninvested cash is a drag on investment returns.

        Your Board believes that your Fund’s closed-end format is one of its essential features. Your Fund is especially well-suited to the closed-end format because of its investment focus on small or mid-cap German companies (your Fund is generally over 80% invested in these small- and mid-cap German companies). This portion of the portfolio is less liquid than securities of larger companies. Not having to worry about raising cash on a moment’s notice to buy back shares allows your Fund’s manager to keep your Fund fully invested and to search out the medium- and smaller-sized German companies that are your Fund’s mandate. Your Fund’s performance has been excellent in recent years—up 24% in 2004 and 93% in 2003 in NAV terms.

Some Facts about Mr. Goldstein

        It is hypocritical for Mr. Goldstein to accuse your Board of Directors of not acting in the interests of stockholders when it is clear that Mr. Goldstein’s motives are not aligned with the interests of your Fund’s long-term stockholders. Mr. Goldstein and his affiliates have only recently purchased substantial numbers of your Fund’s shares, and if Mr. Goldstein’s efforts would result in control, Mr. Goldstein will likely take steps to either open-end or liquidate your Fund or cause it to make a large tender offer. In fact, Mr. Goldstein and his affiliates have a history of raiding closed-end funds for short-term arbitrage gain. These actions, if successful, will deprive long-term investors of their future investment opportunities and could cripple your Fund by shrinking its size and increasing its expense ratio (currently one of the lowest among country funds)—all with no long-term effect on the discount.

        This stockholder meeting is extremely important in light of the announcement by Mr. Goldstein’s Opportunity Partners of its intention to solicit proxies against the nominees of your Board of Directors and in light of Opportunity Partners’ stockholder proposal with respect to net asset value. Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board’s nominees and AGAINST Opportunity Partners’ stockholder proposal. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you sign and return the proxy voting form it will send you. You will receive your Board’s proxy statement and white proxy voting form in a few weeks. Your Board strongly urges you not to sign any proxy that may be sent to you by Mr. Goldstein or Opportunity Partners.

Sincerely,

The Independent Directors of The New Germany Fund

Ambassador Richard R. Burt	Dr. Frank Tromel
John H. Cannon	Robert H. Wadsworth
Richard Karl Goeltz	Werner Walbrol
Dr. Franz Wilhelm Hopp	Peter Zuhlsdorff
Ernst-Ulrich Matz

Stockholders are advised to read the Preliminary Proxy Statement and the Definitive Proxy Statement, when it becomes available, and any other relevant documents that the Fund will file with the SEC because they will contain important information. Stockholders and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and other related documents filed by the Fund at the SEC’s website (http:/www.sec.gov). The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and other related documents filed with the SEC may also be obtained by a stockholder from the Fund free of charge. Such requests should be directed by mail to The New Germany Fund, Inc., c/o Deutsche Asset Management, 345 Park Avenue, NYC20-2799, New York, New York 10154 or by telephone to 1-800-437-6269.